Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2014, by and among LiqTech International A/S, a Danish company (the “Buyer”), Provital Solutions A/S, a Danish company (the “Company”) and Masu A/S, a Danish company (the “Seller” and collectively with the Company and the Buyer, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Company is a Denmark-based water solutions company specializing in integrated filtration solutions for the swimming pool and spa market segment, and is developing and producing ceramic filtration systems for water treatment purposes (as such business is currently conducted by the Company, the “Business”); and

WHEREAS, the Seller is currently the owner of record and beneficially of 51.43% of the total issued and outstanding capital stock of the Company; and

WHEREAS, the Seller has entered into negotiations with Styrelsen for Forskning og Innovation, Borrean Innovation A/S, and Paw Juul to acquire the remaining issued and outstanding capital stock of the Company (the “Share Acquisitions”), upon the consummation of which, Seller will own 100% of the issued and outstanding capital stock of the Company (the “Capital Stock”); and

WHEREAS, the Buyer desires to purchase the Capital Stock, and the Seller desires to sell the Capital Stock to the Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in partial consideration for the purchase of the Capital Stock, shares of Common Stock in the Buyer’s parent company, LiqTech International, Inc., a Nevada corporation (“LIQT”), shall be delivered to the Seller; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in Article 8 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereto agree as follows:

AGREEMENT

ARTICLE 1 - SALE AND PURCHASE OF THE CAPITAL STOCK

1.1     Sale and Purchase of the Capital Stock.

(a)     On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1 hereof, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept delivery of, the Capital Stock, free and clear of any and all Liens, other than restrictions on transfer under applicable securities laws.

(b)     To effect the transfers contemplated by Section 1.1(a), at the Closing, the Seller shall deliver or cause to be delivered to the Buyer, against payment therefor in accordance with Section 1.2 hereof, certificate(s) representing the Capital Stock, accompanied by stock powers duly executed in blank and otherwise in a form acceptable to the Buyer for transfer on the books of the Company.

1.2     Payment for the Capital Stock. As payment in full for the Capital Stock being acquired by the Buyer hereunder, the Buyer shall:

(a)     pay, in the manner set forth in Section 2.2 hereof, the sum of DKK12,600,000, that is, approximately USD$2,300,000, in cash (the “Cash Purchase Price”); and

(b)     Cause to be issued and delivered, in the manner as set forth in Section 2.3 hereof, that number of shares (the “Payment Shares”) of Common Stock of LIQT equal to DKK33,600,000, that is, approximately USD$6,100,000, based on the price of the Common Stock offered in the Public Offering (as defined below); and

ARTICLE 2- CLOSING

2.1     Closing. Subject to the conditions stated in Article 5 of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held at 11:30 a.m., Eastern Daylight Time, on a date that is not later than one (1) Trading Day after the satisfaction of all conditions set forth in Section 5 herein, by electronic exchange of signature pages and other documents. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.2     Payment of the Cash Purchase Price. At the Closing, the Buyer shall pay by wire transfer of immediately available funds to the accounts designated in writing by the Seller an amount equal to the Cash Purchase Price.

2.3     Delivery of Payment Shares. At the Closing, the Buyer shall cause the Payment Shares to be delivered to the Seller as follows:

(a)     One-third (1/3) of the Payment Shares shall be delivered directly to the Seller subject to a lock-up period of six (6) months pursuant to a lock-up agreement to be entered into by the Seller.

(b)      One-third (1/3) of the Payment Shares shall be delivered to an escrow agent which is mutually agreeable by the Parties (the “Escrow Agent”). The Buyer shall provide written notification instructing the Escrow Agent to release said portion of the Payment Shares as soon as practicable following receipt of audited financial reports (pursuant to Danish GAAP) confirming that the Company, for the year ended December 31, 2014, achieved (i) gross revenues of not less than DKK65,000,000 and EBITDA of DKK6,500,000, or (ii) EBITDA of not less than DKK10,000,000 and gross revenues of not less than DKK50,000,000.

(c)     The remaining one-third (1/3) of the Payment Shares shall be delivered to the Escrow Agent. The Buyer shall provide written notification instructing the Escrow Agent to release said portion of the Payment Shares as soon as practicable following receipt of audited financial reports (pursuant to Danish GAAP) confirming that the Company, for the year ended December 31, 2015, achieved (i) gross revenues of not less than DKK 120,000,000 and an EBITDA of DKK12,000,000, or (ii) EBITDA of not less than DKK16,000,000 and gross revenues of not less than DKK80,000,000.

(d)     In the event that the conditions for release of the Payment Shares set forth in Sections 2.3(b) or 2.3(c) have not been met, the Buyer shall provide written notification instructing the Escrow Agent to release all of the Payment Shares as soon as practicable following receipt of audited financial reports (pursuant to Danish GAAP) confirming that the Company, for the years ended December 31, 2014 and December 31, 2015, achieved accumulated gross revenues (i) exceeding DKK185,000,000 and EBITDA of DKK18,500,000, or (ii) EBITDA of not less than DKK26,000,000 and gross revenues of not less than DKK130,000,000.

(e)     In the event that the conditions for release all of the Payment Shares set forth in Sections 2.3(b)-2.3(d) above have not been met, the Buyer shall provide written notification instructing the Escrow Agent to release said portion of the Payment Shares as soon as practicable following receipt of audited financial reports (pursuant to Danish GAAP) confirming that the Company, for the year ended December 31, 2016, achieved gross revenues exceeding DKK105,000,000 and an EBITDA of not less than DKK21,000,000.

(f)     In the event the conditions for release of the Payment Shares pursuant to Sections 2.3(b)-2.3(e) have not been met by June 30, 2017, the Escrow Agent shall return all Payment Shares remaining in escrow to LIQT for cancellation.

2.4     Share Acquisitions. Notwithstanding anything to the contrary provided herein, Seller agrees to consummate the Share Acquisitions, and as such acquire the Capital Stock, free and clear of any and all Liens.

2.5     Deliveries by the Seller.

(a)     At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer, certificates evidencing the Capital Stock accompanied by stock powers duly executed in blank and otherwise in a form acceptable to the Buyer for transfer on the books of the Company.

(b)     Promptly following the Closing, the Seller shall deliver to the Buyer, to the extent such documents are not at the Company’s offices or facilities:

 (i)       all minute books of the Company; and

(ii)     constructive possession of all originals and copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company, the Seller or any of their respective Affiliates pertaining to the Company (collectively, the “Records”); provided, however, that for the avoidance of doubt the Seller may retain (i) copies of any tax returns and copies of Records relating thereto, (ii) copies of all Records that the Seller is reasonably likely to need for complying with Legal Requirements or contractual commitments, and (iii) copies of any Records that in the reasonable opinion of the Seller will be or could reasonably be expected to be required in connection with the performance of Seller’s obligations hereunder.

ARTICLE 3- REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SELLER

The Company and the Seller hereby, jointly and severally, represent and warrant to the Buyer as of the date hereof that:

3.1     Existence and Qualification. The Company is a duly organized, validly existing corporation and in good standing under the laws of Denmark. The Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted. Neither the character of the Company’s Properties nor the nature of the Business requires the Company to be duly qualified to do business as a foreign company in any jurisdiction outside those identified in Schedule 3.1 attached hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and the Company is qualified as a foreign corporation and in good standing in each jurisdiction listed with respect to the Company in Schedule 3.1.

3.2     Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Company or the Seller is a party has been duly executed and delivered by the Company or the Seller, as applicable, and each of the Company and the Seller has all requisite power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company and the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary company action on the part of the Company and Seller (including approval of the Company’s board of directors and stockholders) and no other proceedings on the part of the Company or Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Seller and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.3     Capitalization and Company Records.The authorized equity of the Company consists solely of the Capital Stock which consists of 1,575,000 issued and outstanding shares. Upon the consummation of the Share Acquisitions all issued and outstanding equity of the Company shall be owned beneficially and of record by the Seller, free and clear of any and all Liens other than restrictions on transfer under applicable federal and state securities laws, and no equity interests are held in the Company’s treasury. All of the issued and outstanding equity interests of the Company are duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of, (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any equity interests of the Company. Upon delivery to the Buyer at the Closing of the certificate representing the Capital Stock, accompanied by stock powers duly endorsed in blank, the Capital Stock will pass to the Buyer, free and clear of any and all Liens other than restrictions on transfer under applicable federal and state securities laws.

3.4     No Proceedings. Neither the Company nor the Seller has received written notice or is aware that any suit, action, inquiry or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Seller or prohibit his entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or any of its Properties as a result of the consummation of this Agreement.

3.5     Financial Statements; No Undisclosed Liabilities.The Company has delivered to the Buyer a copy of its Financial Statements and a financial annual report for the year ended December 31, 2013, prepared in accordance with Danish accounting principles, and such copy is true, accurate, complete and correct in all respects. The promissory note(s) mentioned in the Company’s annual accounts for 2013 have been settled and there are no other loans outstanding of the Company.

3.6     Compliance with Laws.The Company is and, since its formation has been, in compliance with any and all Legal Requirements applicable to the Company. Except as otherwise set forth in Schedule 3.6 hereto, and without limiting the generality of the foregoing, (i) since its formation, the Company has not received or entered into any written citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that it is not currently in compliance with all such Legal Requirements, (ii) the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any applicable Legal Requirement applicable to the Company, and (iii) to the Knowledge of the Company, no formal or informal investigation or review related to the Company has been conducted since its formation or is being conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened against the Company.

3.7     Litigation. There are no claims, actions, suits, investigations, inquiries or proceedings against the Company pending, other than the case against TIC, or to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, action, suit, investigation, inquiry or proceeding.

3.8     Intellectual Property. The Company has not and, to the Knowledge of the Company, no other party has, infringed in any way upon the Intellectual Property (as defined below) rights of any third party, entity, corporation, organization or Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force and effect): (A) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, and contract rights therein; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world (items (1) through (7) collectively, “Intellectual Property Rights”); and (B) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights.

3.9     Other Information. The representations, warranties and other statements of the Company and the Seller contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE 4- REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof that:

4.1     Existence and Qualification. The Buyer hereby represents and warrants to the Seller that it is a corporation duly organized, validly existing and in good standing under the laws of Denmark. The Buyer has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

4.2     Authority, Approval and Enforceability. The Buyer hereby represents and warrants to the Seller that this Agreement and each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer and the Buyer has all requisite corporate power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by the Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary company action on the part of the Buyer and no other proceeding on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3     No Proceedings. The Buyer hereby represents and warrants to the Seller that no suit, action or other proceeding is pending or, to the Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain the Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Buyer or any of its properties as a result of the consummation of this Agreement.

ARTICLE 5- CONDITIONS TO THE SELLER’S AND THE BUYER’S OBLIGATIONS

5.1     Conditions to Obligations of the Seller. The obligations of the Seller to carry out the transactions contemplated by this Agreement are subject, at the option of the Seller, to the satisfaction or waiver of the following conditions:

(a)     As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any of the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Seller as a result of the consummation of this Agreement.

(b)     The Buyer shall have delivered, or caused to be delivered, to the Seller the Payment Shares in accordance with Section 1.2(b).

(c)     The Buyer shall have made the payments of the Cash Purchase Price in accordance with Section 2.2 hereof.

(d)     The Buyer shall have provided a subordinated loan to the Company in the principal amount of DKK10,000,000 having a two percent (2%) per annum interest rate and a term of four (4) years.

(e)     The Company shall have entered into an employment agreement with Sune Mathiesen as Chief Executive Officer of the Company pursuant to which Sune Mathiesen shall receive an annual salary of DKK1,500,000, amounting to a monthly salary of DKK125,000 and the agreement shall include a bonus agreement.

(f)     The Seller, at its sole discretion, shall be satisfied with the results and completion of due diligence.

(g)     All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Buyer at or prior to the Closing.

5.2     Conditions to Obligations of the Buyer. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction or waiver of the following conditions:

(a)     As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(b)     The Buyer and its Affiliates shall have obtained, in Buyer’s sole discretion, satisfactory financing for Buyer to complete the transactions contemplated by this Agreement.

(c)     The Seller shall have entered into a lock-up agreement establishing a restricted transfer period of six (6) months on the Payment Shares.

(d)      The promissory note(s) mentioned in the Company’s annual accounts for 2013 for the Company shall have been settled and there are no other loans outstanding of the Company.

(e)     The stock options mentioned in the annual accounts for 2013 shall have been settled.

(f)     The Buyer, at its sole discretion, shall be satisfied with the results and completion of due diligence.

(g)     The Seller shall have effectuated the Share Acquisitions.

(h)     All representations and warranties of the Company and the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

ARTICLE 6- POST-CLOSING OBLIGATIONS

6.1     Further Assurances. Following the Closing, the Company, the Seller and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement.

6.2     Publicity. None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except: (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and (b) the Buyer and/or its Affiliates may make customary disclosures to the investment community and to their banks and advisors. Notwithstanding the foregoing, the Parties understand and acknowledge that as a publicly held Company, LIQT will be required to (a) file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission to disclose the acquisition contemplated by this Agreement and certain financial statements of the Company, and will also be required to (b) disclose the acquisition and such financing statements of the Company in its Registration Statement on Form S-3, as amended and supplemented from time to time in connection with a public offering of its Common Stock for the purpose of obtaining adequate financing to fund (in part) the Cash Purchase Price (the “Public Offering”), and (c) disclose the acquisition and financial statements of the Company to the NYSE MKT in connection with an additional listing application, and all of the Parties expressly consent to such timely filings and furnishings with the SEC and the NYSE MKT as well as press releases which disclose the same in connection with such Public Offering.

ARTICLE 7- MISCELLANEOUS

7.1     Costs and Expenses. Each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, including fees for financial advisors’, attorneys’, accountants’, brokers’ and other professional fees and expenses (the “Transaction Expenses”); provided, however, that the Parties have agreed that the Buyer shall reimburse up to DKK100,000 of the Seller’s and the Company’s documented costs and expenses.

7.2     Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, by facsimile or by FedEx, UPS or other reputable overnight courier, as follows:

IF TO THE BUYER:	LiqTech International A/S Industriparken 22C, DK 2750 Ballerup, Denmark

Attn.: Soren Degn

Facsimile: 4544986000

With a copy to (that shall not constitute notice):

K&L Gates LLP

200 S. Biscayne Blvd.

Ste. 3900 Miami, Florida 33131

Attn: Clayton E. Parker, Esq.

Facsimile: 305.358.7095

IF TO LIQT:

LiqTech International, Inc.

Industriparken 22C, DK 2750

Ballerup, Denmark
Attn.: Soren Degn
Facsimile: 4544986000

With a copy to (that shall not constitute notice):

K&L Gates LLP

200 S. Biscayne Blvd.

Ste. 3900

Miami, Florida 33131

Attn: Clayton E. Parker, Esq.

Facsimile: 305.358.7095

IF TO THE COMPANY (following the Closing):

Provital Solutions A/S Niels Jernes Vej 10 DK-9220 Aalborg Øst Attn.: Sune Mathiesen Facsimile: ____________

IF TO THE SELLER:	Masu A/S Søren Møllers Gade 4 A DK-8900 Randers C Attn.: Sune Mathiesen Facsimile: ____________

With a copy to (that shall not constitute notice): __________________________ __________________________ __________________________ Attn.: ___________________ Facsimile: ____________

Each of the addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon transmission if successfully transmitted during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not transmitted during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail, personal delivery, email FedEx, UPS or other reputable and internationally recognized overnight courier.

7.3     Governing Law; Abritration

(a)     This Agreement shall be governed by Danish law excluding Danish rules on conflicts of law.

(b)     Any dispute in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration) in force at the time of commencement of the proceedings. The arbitration procedure shall take place in Copenhagen and shall be carried out in the English language unless the Parties agree to Danish or any third language.

(c)     This Section 7.3 shall not restrict the Parties from seeking injunctive relief before the ordinary courts.

7.4     Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

7.5     Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party, provided, however, that nothing herein shall prohibit the assignment of the Buyer’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of the Buyer’s rights (but not obligations) to any lender as collateral for any indebtedness for borrowed money from such lender. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

7.6     Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

7.7     Multiple Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and will be effective when counterparts have been signed by the Buyer, the Seller and the Company and delivered to the Buyer, the Seller and the Company. A manual signature on this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement.

7.8       References and Construction.

(a)     Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. When appearing in this Agreement, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.

(b)     The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted, and no rule of strict construction shall be applied against any Party. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

7.9     Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

7.10     Entire Agreement; Amendments and Waivers. The Recitals to this Agreement are true and correct in all respects and are hereby incorporated by reference herein. This Agreement together with all schedules attached hereto constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE 8- DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article 8 or elsewhere in this Agreement.

8.1     Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns fifty percent (50%) or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.

8.2     Ancillary Agreements. The term “Ancillary Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

8.3     Common Stock. The term “Common Stock” shall mean the common stock of LiqTech International, Inc., a Nevada corporation, par value $0.001 per share.

8.4     Damages. The term “Damages” shall mean any and all damages, liabilities, losses, penalties, fines, judgments, claims, deficiencies, losses, costs and expenses and assessments (including, but not limited to, income and other Taxes, interest, penalties, and attorneys’ and accountants’ fees and disbursements) but excluding all consequential damages, punitive and exemplary damages, special damages, lost profits, incidental damages, indirect damages, diminution in value, unrealized expectations or other similar items.

8.5     Financial Statements. The term “Financial Statements” shall mean balance sheets and related statements of income, stockholders’ equity and cash flows.

8.6     Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

8.7     Knowledge of the Company. The term “Knowledge of the Company” shall mean the actual knowledge of the Company or the Seller with respect to the matter in question, and such knowledge as the Company or the Seller reasonably should have obtained upon commercially reasonable inquiry into the matter in question.

8.8     Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

8.9     Liens. The term “Liens” shall means all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions.

8.10     Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on the business, financial condition, Properties and assets, liabilities, of the Company, taken as a whole.

8.11     Person. The term “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

8.12     Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

8.13     Tax. The term “Tax” shall mean (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, unclaimed property, escheat, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

8.14     Trading Day. The term “Trading Day” means a day on which the shares of Common Stock are quoted or traded on the NYSE MKT.

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IN WITNESS WHEREOF, each of the undersigned Parties has caused this Securities Purchase Agreement to be duly executed on its behalf as of the date first written above.

THE BUYER:

LIQTECH INTERNATIONAL A/S

By: /s/ Aldo Petersen

Name: Aldo Petersen

Title: Chairman

THE COMPANY:

PROVITAL SOLUTIONS A/S

By: /s/ Sune Mathiesen

Name: Sune Mathiesen
Title: Chief Executive Officer

THE SELLER:

MASU A/S

By: /s/ Sune Mathiesen
Name: Sune Mathiesen
Title: Chief Executive Officer